Stikeman Elliott LLP Barristers & Solicitors
1155 René Lévesque Blvd. West, 40th Floor, Montréal, Quebec, Canada H3B 3V2
Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com

December 4, 2015

Sphere 3D Corp.
240 Matheson Boulevard East
Mississauga, ON L4Z 1X1
Canada

Dear Sirs/Mesdames:

Re:	Direct Registered Offering of Shares and Warrants of Sphere 3D Corp.

We have acted as Canadian special counsel to Sphere 3D Corp., a corporation amalgamated under the Business Corporations Act (Ontario) (the "Company"), in connection with the issuance of:

(a)	1,500,000 common shares (the "Shares") of the Company; and

(b)	1,500,000 warrants (the "Warrants") to purchase common shares of the Company (the "Warrant Shares").

The Securities are being issued in accordance with the terms of a securities purchase agreement dated as of November 30, 2015 (the "Purchase Agreement") entered into between the Company and Anson Investments Master Fund LP and in connection with a registration statement on Form F-3 (File No. 333-206357) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on August 27, 2015, the prospectus dated August 27, 2015 included therein (the "Base Prospectus"), and the prospectus supplement thereto dated December 4, 2015 (the "Prospectus Supplement"). The Base Prospectus and the Prospectus Supplement are collectively referred to as the "Prospectus".

For the purposes of this opinion, we have examined copies of the Registration Statement, the Prospectus, the warrant agreement governing the Warrants (the "Warrant Agreement") and the Purchase Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the "Corporate Documents"):

(a)	the certificate and articles of amalgamation of the Company;

(b)	the by-laws of the Company;

(c)	certain resolutions of the Company's directors; and

(d)	a certificate of an officer of the Company (the "Officer's Certificate").

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have relied upon the Corporate Documents without independent investigation of the matters provided for therein for the purpose of providing our opinion expressed herein.

In examining all documents and in providing our opinion expressed herein we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)

the certificate of amalgamation of the Company (the "Certificate of Amalgamation") is conclusive evidence that the Company is amalgamated and existing under the Business Corporations Act (Ontario); and

(f)

all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officer's Certificate, are complete, true and accurate.

In expressing the opinion set out in paragraph (a) below, we have relied exclusively on the Certificate of Amalgamation.

We express no opinion as to any laws, or matters governed by any laws, other than the laws of the province of Ontario and the federal laws of Canada applicable therein. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Where our opinion expressed herein refers to the Registration Shares having been issued as being "fully-paid and non-assessable" common shares of the Company, such opinion assumes that all required consideration (in whatever form) has been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based and relying upon the foregoing, we are of the opinion that:

(a)	The Company is a corporation amalgamated and existing under the laws of Ontario.

(b)	The Shares have been duly issued by the Company as fully paid and non- assessable.

(c)

The Company has the corporate power to enter into the Warrant Agreement and the performance by the Company of its obligations under the Warrant Agreement has been authorized by all necessary corporate actions on the part of the Company.

(d)	The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be validly issued as fully paid and non-assessable.

This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the securities described therein. The opinions expressed herein may be relied upon by O'Melveny & Myers LLP for the purposes of its opinion dated the date hereof and addressed to you with respect to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 6-K to be filed with the Securities and Exchange Commission disclosing the issuance of the Securities for incorporation by reference into the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours truly,

/s/ Stikeman Elliot LLP